UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

Jo-Ann Stores
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Shareholders;
Fiscal 2008 marked an important year of positive transition at Jo-Ann Stores. Our team worked hard to deliver balanced and profitable growth following two years of negative same-store sales and in spite of the difficult economic environment.
Early in fiscal year 2008, we outlined our Strategic Growth Plan to improve financial performance. The three main themes of the plan were improving the customer shopping experience, enhancing our marketing and merchandising offers, and refining our new store and remodel program. We succeeded in making excellent progress in each of these areas and in dramatically upgrading the taste and quality of our product mix during fiscal 2008. This balanced approach to improving our business enabled us to achieve same-store sales growth, retail gross margin expansion, SG&A expense leverage, and earnings per share improvement. We also completed the acquisition of our Joann.com e-commerce website during the year.
I am confident in our Company’s ability to improve financial performance during fiscal year 2009, even if the forecasts for persistent economic weakness are accurate. We believe that our business will be somewhat insulated from the economic slowdown due to the strong demographics of our customers and the steady performance of sewing and craft retailers in previous recessions. We will also continue to take advantage of competitive withdrawals from the fabric business, which strengthens our market share position.
I believe there are significant growth opportunities ahead for Jo-Ann Stores, through new store openings and the revitalization of our existing stores. We are positioned to drive balanced, sustainable, and profitable growth over the long term, and we are focused on returning value to our shareholders. I want to thank our Jo-Ann team members, customers, vendor partners, and shareholders for their continued support.
Sincerely,
Darrell Webb